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                                                                                                              Exhibit 11

                                                 WEST ESSEX BANCORP, INC.
                                             COMPUTATION OF EARNINGS PER SHARE
                                             ---------------------------------




                                                             Three Months Ended                  Six Months Ended
                                                                  June 30,                             June 30,
                                                         -------------------------          ----------------------------
                                                              1999          1998                1999             1998
                                                         ----------     ----------          ----------         ---------
Net income .........................................     $  733,693     $ 481,642           $1,485,272         $ 992,783

Weighted average number of common shares outstanding      4,069,783           N/A            4,067,936               N/A

Common stock equivalents due to dilutive effect
  of stock options .................................             --           N/A                   --               N/A

Total weighted average number of common shares
  and common share equivalents outstanding .........      4,069,783           N/A            4,067,936               N/A

Basic earnings per common share ....................     $     0.18           N/A           $     0.37               N/A

Diluted earnings per common share ..................     $     0.18           N/A           $     0.37               N/A

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